                              GA FINANCIAL, INC.
                            4750 Clairton Boulevard
                        Pittsburgh, Pennsylvania 15236
                                (412) 882-9946

                                                                  March 24, 2000

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of GA Financial, Inc., the holding company for Great American Federal Savings and Loan Association, Pittsburgh, Pennsylvania, which will be held on April 26, 2000, at 10:00 a.m., at The Bradley House, 5239 Brownsville Road, Pittsburgh, Pennsylvania 15236.

     The attached Notice of the Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the annual meeting. Directors and officers of GA Financial, Inc., as well as a representative of KPMG LLP, the independent auditors of GA Financial, Inc. for the fiscal year ending December 31, 2000, will be present at the annual meeting to respond to any questions that our stockholders may have.

     The Board of Directors of GA Financial, Inc. has determined that the matters to be considered at the annual meeting are in the best interests of GA Financial, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "FOR" the nominees listed under Proposal 1 and "FOR" the ratification of KPMG LLP as independent auditors under Proposal 2.

     Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

     On behalf of the Board of Directors and all of the employees of GA Financial, Inc. and Great American Federal Savings and Loan Association, I wish to thank you for your past and continued support.

                              Sincerely yours,


                              /s/ John M. Kish
                              John M. Kish
                              Chairman of the Board of Directors

                              GA FINANCIAL, INC.
                            4750 Clairton Boulevard
                        Pittsburgh, Pennsylvania 15236
                                (412) 882-9946

                             ____________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On April 26, 2000

                             ____________________

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GA Financial, Inc. will be held on Wednesday, April 26, 2000, at 10:00 a.m., at The Bradley House, 5239 Brownsville Road, Pittsburgh, Pennsylvania 15236.

     The annual meeting is for the purpose of considering and voting upon the following matters:

     1.   the election of two directors for terms of three years each;

     2. the ratification of KPMG LLP as independent auditors of GA Financial, Inc. for the fiscal year ending December 31, 2000; and

     3. such other matters as may properly come before the annual meeting or any adjournments thereof.

     The Board of Directors has established March 13, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments thereof. Only recordholders of the common stock of GA Financial, Inc. as of the close of business on that date will be entitled to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by GA Financial, Inc. A list of stockholders entitled to vote at the annual meeting will be available at GA Financial, Inc., 4750 Clairton Boulevard, Pittsburgh, Pennsylvania, for a period of ten days prior to the annual meeting and will also be available for inspection at the annual meeting itself.

                              By Order of the Board of Directors


                              /s/ Lawrence A. Michael
                              Lawrence A. Michael
                              Corporate Secretary
Pittsburgh, Pennsylvania
March 24, 2000

                              GA FINANCIAL, INC.

                             ____________________

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS

                             _____________________

                                April 26, 2000

Solicitation and Voting of Proxies

     This proxy statement is being furnished to stockholders of GA Financial, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on April 26, 2000, at 10:00 a.m., at The Bradley House, 5239 Brownsville Road, Pittsburgh, Pennsylvania 15236, and at any adjournments thereof. The 1999 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended December 31, 1999, accompanies this proxy statement, which is first being mailed to stockholders on or about March 24, 2000.

     Regardless of the number of shares of common stock owned, it is important that recordholders of a majority of the shares be represented by proxy or present in person at the Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted "FOR" the election of each of the nominees for directors named in this proxy statement and "FOR" the ratification of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

     The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy card, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof.

     A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Georgeson Shareholder Communications, Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Meeting and will be paid a fee of $3,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and its subsidiary, Great American Federal Savings and Loan Association (the "Association"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy material to, and obtain vote instructions from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

     The securities which may be voted at the Meeting consist of shares of common stock of the Company (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Meeting except as described below. There is no cumulative voting for the election of directors.

     The close of business on March 13, 2000 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of, and to vote at, the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 6,012,059 shares.

     As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of the votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the ratification of KPMG LLP as independent auditors of the Company, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item;
(ii) "ABSTAIN" from voting on such item; or (iii) vote "AGAINST" the item.
Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, all other matters shall be determined by a majority of the votes cast, without regard to either (a) broker non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

     Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be directors of, the Company or any of its affiliates.

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on the Record Date, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by such persons and groups. Other than those persons listed below, the Company is not aware of any person or group, as such term is defined in the Exchange Act, that owns more than 5% of the Common Stock as of the Record Date.

                                                                            Number    Percent
                                         Name and Address of                  of         of
Title of Class                             Beneficial Owner                 Shares     Class
---------------------------   ------------------------------------------  ---------   -------
Common Stock...............   Great American Federal Savings and Loan     686,574(1)     11.4%
                              Association Employee Stock Ownership Plan
                              and Trust ("ESOP")
                              4750 Clairton Boulevard
                              Pittsburgh, Pennsylvania  15236

Common Stock...............   Franklin Resources                          423,500(2)      7.0%
                              777 Mariners Island Boulevard
                              San Mateo, California 94402

___________________________
(1) First Bankers' Trust, N.A. has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At December 31, 1999, 263,168 shares had been allocated under the ESOP and 448,832 shares remain unallocated. Under the ESOP, unallocated shares will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
(2) Based on information disclosed in a Schedule 13G filed with the SEC on January 24, 2000.

                    PROPOSALS TO BE VOTED ON AT THE MEETING

                      PROPOSAL 1.  ELECTION OF DIRECTORS

     Pursuant to its Bylaws, the number of directors of the Company is set at six (6) unless otherwise designated by the Board of Directors. Directors are elected for staggered terms of three years each, with a term of office of only one of the three classes expiring each year. Directors serve until their successors are elected and qualified.

     The two nominees proposed for election at the Meeting are John M. Kish and Darrell J. Hess. Messrs. Kish and Hess are presently directors of the Company. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

     In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" the election of all nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF BOTH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees, Continuing Directors and Certain Executive Officers

     The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and the Named Executive Officers, as defined below, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Association, and the year in which their terms (or in the case of nominees, their proposed terms) as director of the Company expire. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and Named Executive Officer and all directors and executive officers as a group as of the Record Date.

     Name and Principal                                       Expiration    Shares of Common       Ownership
   Occupation at Present                          Director    of Term as   Stock Beneficially     as a Percent
and for the Past Five Years                 Age   Since(1)     Director         Owned(2)            of Class
---------------------------                 ---  -----------  ----------  ---------------------   ------------
Nominees:

John M. Kish                                 54      1983           2003          96,213(3)(4)       1.60%
  Mr. Kish is Chairman of the
  Boards of Directors and Chief
  Executive Officer of the
  Company and the Association.

Darrell J. Hess                              67      1991           2003          42,000(5)(6)          *
  Mr. Hess is the owner of Dee Jay's
  Hallmark Card and Gift Shop and
  D.J. Hess Advertising, a
  promotional product company.

     Name and Principal                                       Expiration    Shares of Common       Ownership
   Occupation at Present                          Director    of Term as   Stock Beneficially     as a Percent
and for the Past Five Years                 Age   Since(1)     Director         Owned(2)            of Class
---------------------------                 ---  -----------  ----------  ---------------------   ------------
Continuing Directors:

Thomas M. Stanton......................      57      1992           2001          27,130(5)(6)          *
  Mr. Stanton is a securities
  supervisor for Mass Mutual, an
  insurance and financial services
  company.

Robert J. Ventura......................      50      1998           2001          10,000(7)(8)          *
  Since October 1998,
  Mr. Ventura has been an
  independent acquisitions and
  divestitures consultant.  Prior to
  October 1998, Mr. Ventura was
  the director of acquisitions and
  divestitures for Rockwell
  International Corporation.

Thomas E. Bugel........................      55      1988           2002          46,709(5)(6)          *
  Mr. Bugel is an owner and Vice
  President of East Liberty Electro-
  Plating Company.

David R. Wasik.........................      58      1990           2002          43,014(5)(6)          *
  Mr. Wasik is a partner and
  supervisor of Savolskis-Wasik-
  Glenn Funeral Home.

Named Executive Officers:
(who are not also directors)

Andrew R. Getsy........................      61        --             --          24,856(3)(4)          *
  Mr. Getsy was Vice President and
  Treasurer of the Association from
  September 1983 until his
  retirement on January 28, 2000.

Raymond G. Suchta......................      51        --             --          61,074(3)(4)       1.02%
  Mr. Suchta is Treasurer and
  Chief Financial Officer of the
  Company and has been Vice
  President and Chief Financial
  Officer of the Association since
  1981.

     Name and Principal                                       Expiration    Shares of Common       Ownership
   Occupation at Present                          Director    of Term as   Stock Beneficially     as a Percent
and for the Past Five Years                 Age   Since(1)     Director         Owned(2)            of Class
---------------------------                 ---  -----------  ----------  ---------------------   ------------
Todd L. Cover                                39        --          --          12,675(9)(10)             *
  Mr. Cover has been Executive
  Vice President and Chief
  Operating Officer of the
  Association since 1998.
  From 1996 to 1998, Mr. Cover
  was President and Chief
  Executive Officer of West
  Milton State Bank, West Milton,
  Pennsylvania.  From 1990 to
  1996, Mr. Cover was Senior
  Vice President of Portage
  National Bank, Portage,
  Pennsylvania.

Stock ownership of all directors and         --        --          --         655,331(11)            10.90%
 executive officers of the Company
 and the Association as a group (14
 persons).

______________________________
* Does not exceed 1.0% of the Company's voting securities.

(1)  Includes years of service as a director of the Association.
(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and dispositive power as to shares reported.
(3) Includes 27,000, 6,700 and 21,400 shares awarded to Messrs. Kish, Getsy and Suchta, respectively, under the Amended and Restated GA Financial, Inc. 1996 Stock-Based Incentive Plan (the "Incentive Plan"). Such awards began vesting in five equal annual installments on October 16, 1997. Each participant presently has voting power as to the shares awarded.
(4) Includes 45,000, 15,000 and 30,000 shares subject to options granted to Messrs. Kish, Getsy, and Suchta, respectively, under the Incentive Plan which are currently exercisable. Does not include the remaining 30,000 and 20,000 shares subject to options granted to Messrs. Kish and Suchta, respectively, under the Incentive Plan, which are not currently exercisable.
(5) Includes 10,000 shares awarded pursuant to the Incentive Plan, which began vesting in five equal annual installments on October 16, 1997, the voting of which currently can be directed by the recipient.
(6) Includes 12,000 shares subject to options granted under the Incentive Plan which are currently exercisable. Does not include the remaining 8,000 shares subject to options granted under the Incentive Plan, which are not currently exercisable.
(7) Includes 5,000 shares awarded pursuant to the Incentive Plan, which began vesting in five equal annual installments on April 29, 1999, the voting of which currently can be directed by the recipient.
(8) Includes 4,000 shares subject to options granted under the Incentive Plan which are currently exercisable or will become exercisable within sixty
     (60) days. Does not include the remaining 6,000 shares subject to options granted under the Incentive Plan which are not currently exercisable.
(9) Includes 8,000 shares awarded pursuant to the Incentive Plan, 2000 shares of which vested on April 20, 1999, the voting of which currently can be directed by the recipient.
(10) Includes 4,000 shares subject to options granted under the Incentive Plan which are currently exercisable. Does not include the remaining 12,000 shares subject to options granted under the Incentive Plan which are not currently exercisable.
(11) Includes a total of 163,840 shares awarded under the Incentive Plan as to which voting may be directed and a total of 246,000 shares which may be acquired through the exercise of stock options under the Incentive Plan which are currently exercisable or will become exercisable within sixty
     (60) days.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's officers (as defined in regulations promulgated by the SEC thereunder) and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year all filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were complied with.

Meetings of the Board and Committees of the Board

     The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets at least on a quarterly basis and may have additional meetings as needed. During fiscal 1999, the Board of Directors of the Company held seven regular meetings. All of the directors of the Company attended at least 75% in the aggregate of the total number of the Company's Board meetings held and committee meetings on which such directors served during 1999. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

     Audit and Compliance Committee. The Audit and Compliance Committee of the Company and Association consists of Messrs. Bugel, Hess and Wasik. The purpose of the Audit and Compliance Committee is to review the Company's audit reports and management's actions regarding the implementation of audit findings and to review compliance with all relevant laws and regulations. This committee is also responsible for making recommendations to the full Board of Directors regarding the selection of the independent auditor. The committee met five times in 1999.

     Personnel, Compensation and Benefits Committee. The Personnel, Compensation and Benefits Committee consists of Messrs. Hess, Stanton and Wasik. This committee is responsible for making recommendations to the full Board of Directors on all matters regarding compensation and fringe benefits. The committee met two times in 1999.

     Nominating Committee. The Company's Nominating Committee for the 2000 Annual Meeting consisted of Messrs. Bugel, Stanton, Ventura and Wasik. The Nominating Committee considers and recommends the nominees for director to stand for election at the Company's Annual Meeting of Stockholders. The Company's Bylaws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely written notice to the Secretary of the Company. The stockholders' notice of nominations must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. See "Additional Information - Notice of Business to be Conducted at an Annual Meeting." The Nominating Committee met on January 25, 2000.

Directors' Compensation

     Directors' Fees. Non-employee members of the Board of Directors of the Company currently receive an annual retainer fee of $1,000 and a fee of $400 for each Board meeting and a fee of $175 for each committee meeting attended. However, directors of the Company do not receive Company Board meeting fees on dates when an Association Board of Directors meeting is held.

     Non-employee directors of the Association are currently paid an annual retainer of $16,800. Non-employee directors of the Association are also currently paid a fee of $175 for committee meetings attended and a fee of $400 for each special meeting of the Board of Directors attended. The Association also maintains one Director Emeritus position that is currently filled by Joseph
E. Bugel, the former Chairman of the Board of Directors who served with the Association from 1939 to 1988 and the father of Director Thomas E. Bugel. Mr. Bugel is paid an annual retainer of $6,000 and a fee of $400 for each Board of Directors meeting which he attends.

     Incentive Plan. Under the Incentive Plan maintained by the Company, each member of the Board of Directors of the Company who is not an officer or employee of the Company or the Association, with the exception of Mr. Ventura, received non-statutory stock options to purchase 20,000 shares of Common Stock at an exercise price of $12.75, the fair market value of the Common Stock on October 16, 1996, the date the option was granted (with Dividend Equivalent Rights attached, as discussed below), and stock awards for 10,000 shares of Common Stock (collectively "Directors' Awards"). On April 29, 1998, Mr. Ventura received non-statutory stock options to purchase 10,000 shares of Common Stock at an exercise price of $19.76 per share, the fair market value of the Common Stock on April 29, 1998. Mr. Ventura also received stock awards for 5,000 shares of Common Stock. The Dividend Equivalent Rights provide a separate cash benefit equal to 100% of the amount of any extraordinary dividend (as defined in the Incentive Plan) declared by the Company on shares of Common Stock subject to an option. The Directors' Awards initially granted under the Incentive Plan will vest over a five-year period, at a rate of 20% each year commencing on October 16, 1997, the first anniversary of the date of the grant. All unexercised options granted under the Incentive Plan expire 10 years following the date of grant. Mr. Ventura's awards vest at a rate of 20% each year commencing on April 29, 1999. All Directors' Awards will immediately vest upon death, disability, a change in control of the Company or the Association or, at the discretion of the committee administering the Incentive Plan, retirement.

Executive Compensation

     The report of the compensation committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Committee Report on Executive Compensation. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's chief executive officer and the other executive officers of the Company. The disclosure requirements for these executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     Compensation Policies. The policies and objectives of the Compensation Committee are designed to assist the Company in attracting and retaining qualified executives, to recognize individual contributions towards achieving strategic business initiatives and reward them for their achievement and to closely align the financial interests of the executive officers with those of its stockholders. In furtherance of these objectives, the Company and Association maintain a compensation program for executives officers which consists of both cash and equity based compensation.

     The Compensation Committee has discretion to recommend, relative to performance and peer group comparisons, the base salaries of the executive officers. The Compensation Committee recommends the level of annual salary for the Chief Executive Officer, generally based upon a review of the performance of the Chief Executive Officer and the Company during the prior year and competitive data for that position. The Compensation Committee is then responsible for recommending the base salaries of the remaining executive officers.

     In addition, in order to align the interests and performance of its executive officers with the long-term interests of its stockholders, the Company and the Association adopted plans which reward the executives for delivering long-term value to the Company and the Association through stock ownership.

     The compensation package available to executive officers is composed of the following components:

          (i)    Base Salary;
          (ii)   Annual Cash Incentive Awards; and
          (iii) Long Term Incentive Compensation, including Option and Stock Awards.

     Mr. Kish has an employment agreement which specifies a minimum base salary and requires an annual review of such salary. In addition, Mr. Kish and all other executive officers of the Company and the Association participate in other benefit plans available to all employees including the Association's Employee Stock Ownership Plan.

     Base Salaries. The salary levels are intended to be consistent and competitive with the practices of other comparable financial institutions and each executives' level of responsibility. The Compensation Committee has consulted with L.R. Webber Associates, Inc., an independent consulting firm, in determining the compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by comparable institutions in Pennsylvania and the Mid-Atlantic region.

     Although the Compensation Committee's recommendations are discretionary and no specific formula is used for decision making, salary increases are aimed at reflecting the overall performance of the Company and the performance of the individual executive officer.

     Annual Cash Incentive Awards. As discussed under Base Salaries, cash incentive awards are intended to be consistent with comparative practices of other comparable financial institutions and each executive officer's level of responsibility. Such awards are based on the Compensation Committee's subjective determinations of the executive officer's performance during the year in relation to the budgeted financial performance of the Company.

     Long Term Incentive Compensation. The Company maintains the Incentive Plan under which executive officers may receive grants and awards of Common Stock and options to purchase Common Stock of the Company. The Compensation Committee believes that stock ownership is a significant incentive in building shareholder value and aligning the interests of employees with shareholders. As approved by the Company's shareholders on October 16, 1996, all of the executive officers received grants and awards of Common Stock and options to purchase Common Stock which have vesting periods of 20% per year beginning one year from the date of the respective grant. The exercise price of options granted was the market value of the Common Stock on the date of shareholder approval. The value of this component of compensation increases as the Common Stock of the Company appreciates in value. The specific grants and awards for certain named executive officers are reflected in the Summary Compensation Table.

     Chief Executive Compensation. The base compensation of John M. Kish, Chairman and Chief Executive Officer of the Company, for fiscal 1999 was $194,463. See the discussion under "Employment Agreements" for further information regarding Mr. Kish's annual base salary.


                 Personnel, Compensation and Benefits Committee

                                   Mr. Hess
                                   Mr. Stanton
                                   Mr. Wasik

     Stock Performance Graph. The following graph shows a comparison of stockholder return on the Company's Common Stock based on the market price of Common Stock assuming the reinvestment of dividends, with the cumulative total returns for the companies on the American Stock Exchange Index and the SNL Thrift Index for the period beginning on March 26, 1996, the day the Company's Common Stock began trading, through December 31, 1999. The graph was derived from a very limited period of time, and, as a result, may not be indicative of possible future performance of the Company's Common Stock. The data was supplied by SNL Securities, Inc., a data service provider for publicly traded financial institutions.

            Comparison of Cumulative Total Return Among the Company,
               American Stock Exchange Index and SNL Thrift Index

                             [GRAPH APPEARS HERE]

                                                  Period Ending
                              ------------------------------------------------
Index                         03/26/96  12/31/96  12/31/97  12/31/98  12/31/99
------------------------------------------------------------------------------
GA Financial, Inc               100.00    134.33    171.78    145.63    129.86
Amex Major Market Index         100.00    116.34    148.74    179.20    211.02
SNL Thrift Index                100.00    129.41    220.20    193.67    158.20

     Summary Compensation Table.   The following table shows, for the years
ended December 31, 1999, 1998 and 1997, the cash compensation paid by the Company and Association, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer of the Company and the Association and the four highest paid executive officers of the Company and the Association, who earned and/or received salary and bonus in excess of $100,000 in fiscal year 1999 ("Named Executive Officers").

                                                                                          Long term Compensation
                                                                                   ----------------------------------
                                                  Annual Compensation(1)                    Awards            Payouts
                                        ------------------------------------------

                                                                         Other     Restricted   Securities
                                                                         Annual       Stock     Underlying     LTIP       All Other
Name and Principal                                                    Compensation   Awards    Options/SARs   Payouts   Compensation
    Positions                 Year      Salary($)      Bonus($)          ($)(2)        ($)          (#)       ($)(3)       ($)(4)
------------------------------------------------------------------------------------------------------------------------------------
John M. Kish                  1999      $194,463           -               -            -           -          None        $  5,522
 Chairman of the Board and    1998       175,048           -               -            -           -          None          36,744
 Chief Executive Officer      1997       111,240           -               -            -           -          None          40,849
 of the Company and the
 Association

John G. Micenko (5)           1999      $145,184           -               -            -           -          None        $542,838
 Former Director and          1998       226,343           -               -            -           -          None          92,028
 President of the Company     1997       211,603           -               -            -           -          None          92,214
 and the Association

Andrew R. Getsy               1999      $134,635           -               -            -           -          None        $  5,066
 Vice President and           1998       134,826           -               -            -           -          None          39,179
 Treasurer of the             1997       125,291           -               -            -           -          None          49,774
 Association

Raymond G. Suchta             1999      $120,353           -               -            -           -          None        $  3,965
 Treasurer and Chief          1998       118,654           -               -            -           -          None          29,499
 Financial Officer of the     1997        96,246           -               -            -           -          None          42,835
 Company and Chief
 Financial Officer of the
 Association

Todd L. Cover                 1999      $126,493           -               -            -           -          None        $  1,565
   Executive Vice
   President and Chief
   Operating Officer of
   the Association

________________________
(1) The column titled "Bonus" consists of board approved discretionary cash bonuses. See "Compensation Committee Report on Executive Compensation."
(2) For 1999, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; nor (e) preferential discounts on stock.
(3) For 1999, 1998 and 1997, there were no payouts or awards under any long-term incentive plan.
(4) Other compensation includes the $538,482 lump sum payment made to Mr. Micenko, and Mr. Micenko's accelerated vesting of 38,000 stock options and 11,000 shares of restricted stock in connection with his retirement on September 1, 1999. Other compensation also includes a taxable fringe benefit group life insurance, employer contributions to the Association's 401(k) plan, contributions to the Association's non-qualified Supplemental Executive Retirement Plan ("SERP"), and grants of common stock pursuant to the Association's ESOP. In 1998, the Board voted to terminate the SERP. During fiscal 1999, Messrs. Kish, Getsy, Suchta and Cover received contributions of $659, $1,027, $354 and $201, respectively, under the group life insurance. Contributions to Messrs. Kish, Getsy, Suchta and Cover during fiscal 1999 pursuant to the 401(k) plan were $4,863, $4,039, $3,611 and $1,364, respectively. For 1999, other compensation does not reflect accruals for Messrs. Kish, Micenko, Getsy, Suchta and Cover under the Association's ESOP, since those amounts are not determinable as of the date of this Proxy Statement.
(5)  Mr. Micenko retired on September 1, 1999.

Compensation Arrangements

     Employment Agreements. The Association and the Company entered into employment agreements with Messrs. Kish and Micenko (individually, the "Executive"). These employment agreements were intended to ensure that the Association and the Company would be able to maintain a stable and competent management base. Mr. Micenko retired from the Company and the Association on September 1, 1999, fulfilling his employment agreements. In connection with his retirement and termination of his employment agreements, Mr. Micenko received a lump sum payment of $538,482 less applicable taxes. Mr. Micenko also received accelerated vesting of the 38,000 stock options granted under the Incentive Plan, and the 11,000 shares of restricted stock under the Incentive Plan. The continued success of the Association and the Company depends to a significant degree on the skills and competence of Mr. Kish.

     The employment agreements provide for a three-year term for Mr. Kish. The Association employment agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of the Association may extend the agreement for an additional year so that the remaining term shall be three years, unless the Executive elects not to extend the term of this agreement by giving written notice or written notice of non-renewal is given by the Board of the Association after conducting a performance evaluation of the Executive. The terms of the Company employment agreement are also extended on an annual basis unless the Executive elects not to extend the term of this agreement by giving written notice or written notice of non-renewal is given by the Board of the Company. The agreements provide that the Executive's base salary will be reviewed annually. The base salary of Mr. Kish as Chief Executive Officer of the Company and the Association is $215,000. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

     The agreements provide for termination by the Association or the Company for cause as defined in the agreements at any time. In the event the Association or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Association and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) a material reduction in the benefits and perquisites to the Executive; (v) liquidation or dissolution of the Association or the Company; or (vi) a breach of the agreement by the Association or the Company, the Executive or, in the event of Executive's subsequent death, his beneficiary, beneficiaries or estate, as the case may be, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to certain benefit plans of the Association or the Company during the remaining term of the agreement. The Association and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the agreement. Upon any termination of the Executive, the Executive is subject to a one year non-competition agreement.

     Under the agreements, if voluntary or involuntary termination follows a change in control of the Association or the Company (as defined in the employment agreements), the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining term of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Association and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months. Notwithstanding that both agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement. Based solely on the compensation reported in the

Summary Compensation Table for 1999 in the case of Mr. Kish and excluding any benefits under any employee plan which may be payable, following a change in control and termination of employment Mr. Kish would receive severance payments in the amount of approximately $583,389.

     Payments under the employment agreements in the event of a change in control may constitute some portion of an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Association.

     Payments to the Executive under the Association's agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Association. Payment under the Company's agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the agreements shall be paid by the Association or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Association and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

     Change in Control Agreements. For similar reasons as with the employment agreements, the Association and/or the Company have entered into change in control agreements with Messrs. Suchta and Cover (collectively, the "Executives"). Each change in control agreement provides for a two year term. Commencing on the date of the execution of the Company's change in control agreement, the term shall be extended for one day each day until such time as the Board of Directors of the Company or the Executive elects by written notice not to extend the term, at which time the change in control agreement will end on the second anniversary of the date of notice. The Company's change in control agreement provides that at any time following a change in control of the Association or the Company (as defined in the agreement), if the Company terminates the Executive's employment for any reason other than cause, or if the Executive terminates his or her employment following demotion, loss of title, office or significant authority, a reduction in compensation, or relocation of the principal place of employment of more than 25 miles, the Executive, or in the event of Executive's subsequent death, Executive's beneficiary or beneficiaries or estate, as the case may be, would be entitled to a sum equal to two (2) times the Executive's annual compensation, including bonuses, cash and stock compensation and other benefits for the preceding twelve months. The Company would also continue the Executive's life, medical and disability coverage for twenty-four (24) full calendar months from the date of termination. The Association's change in control agreement is similar to that of the Company, with the exception that such agreement may be extended on an annual basis by the Association and is subject to certain other limitations imposed by federal
regulation.   Payments to the Executive under the Association's change in control agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Association. Based solely on the Compensation reported in the Summary Compensation Table for 1999 and excluding any benefits under any employee plan which may be payable, following a change in control and termination of employment, Messrs. Suchta and Cover would receive a severance payment in the amount of approximately $240,706 and $252,986, respectively.

     Payments under the change in control agreements in the event of a change in control may constitute some portion of an excess parachute payment under Section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Association.

     Incentive Plan. The Company maintains the Incentive Plan, which provides discretionary awards of options to purchase Common Stock, option-related awards and awards of Common Stock (collectively, "Awards") to officers, directors and key employees as determined by a committee of the Board of Directors. Awards of Common Stock to officers, directors and key employees is provided under "Restricted Stock Awards" in the "Summary Compensation Table." No options were granted under the Incentive Plan to the Named Executive Officers in fiscal 1999.

     The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1999. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                       Fiscal Year-End Option/SAR Value

                                                         Value of
                               Number                   Unexercised
                           of Securities               in-the-money
                       Underlying Unexercised          Options, SARs
                            Options/SARs             at Fiscal Year-
       Name           at Fiscal Year-End(#)(1)         End($)(2)(3)
------------------   --------------------------  --------------------------
                     Exercisable  Unexercisable  Exercisable  Unexercisable
                     -----------  -------------  -----------  -------------
John M. Kish              45,000         30,000      $22,500        $15,000
Andrew R. Getsy           15,000             --        7,500             --
Raymond G. Suchta         30,000         20,000       15,000         10,000
Todd L. Cover              4,000         12,000           --             --

____________________
(1) The options in this table have an exercise price of $12.75, except for Mr. Cover's options, whose exercise price is $21.99.
(2)  The price of the Common Stock on December 31, 1999 was $13.25.
(3) Based on the market value of the underlying Common Stock at fiscal year end, minus the exercise price.

     Retirement Plan. On October 1, 1999, the Association withdrew its participation in the Financial Institutions Retirement Plan, administered by the Pentegra Group, which is a defined benefit pension plan (the "Retirement Plan"). As discussed below, the Retirement Plan was modified as of July 1, 1996. For a portion of 1999, eligible officers of the Association participated in the Retirement Plan.

     The following table indicates the annual retirement benefit payable under the current terms of the Retirement Plan upon retirement at age 65 to those participants who were not participants in the Retirement Plan as of July 1, 1996 and who elect to receive their retirement benefits in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service expressed in the form of a ten year certain and life annuity. The benefits listed in the table below are based upon salary only and are not subject to any social security adjustment. The following table includes benefits under the current terms of the Retirement Plan.


      High-5           10 Years      15 Years       20 Years      25 Years     30 Years
      Average          Benefit       Benefit        Benefit       Benefit      Benefit
   Compensation        Service       Service        Service       Service      Service
------------------   -----------   ------------   -----------   ----------   -----------
     $ 20,000          $ 2,400       $ 3,600        $ 4,800       $ 6,000      $ 6,000

       30,000            3,600         5,400          7,200         9,000        9,000

       50,000            6,000         9,000         12,000        15,000       15,000

       75,000            9,000        13,500         18,000        22,500       22,500

      100,000           12,000        18,000         24,000        30,000       30,000

      150,000           18,000        27,000         36,000        45,000       45,000

      200,000           24,000        36,000         48,000        60,000       60,000

      250,000           30,000        45,000         60,000        75,000       75,000

____________________
(1) The maximum amount of annual compensation which can be considered in computing benefits under Section 401(a)(17) of the Code was $160,000 for 1999 and is $170,000 for 2000.

     Effective July 1, 1996, in conjunction with the Association's adoption of a savings plan qualified under Section 401(k) of the Code (the "401(k) Plan") and the ESOP, the Association modified the Retirement Plan from a self-administered defined benefit plan with a 60 percent, High-3 formula and a 25 year target service minimum to a defined benefit plan with a 30 percent, High-5 formula and a 25 year target service minimum. As a result, participants in the Retirement Plan as of July 1, 1996 will effectively receive a benefit under the Retirement Plan equal to the greater of: (i) the amount of benefit payable under the Retirement Plan prior to modification or (ii) the amount of benefit payable under the terms of the modified terms of the Retirement Plan. The following table indicates the annual retirement benefit payable to participants upon retirement at age 65 who elect to receive their retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service, under the Retirement Plan prior to its modification. The benefits listed in the retirement tables are based upon salary only and are not subject to any Social Security adjustment. The table below sets forth estimated annual pension benefits for individuals at age 65 as of the June 30, 1996 accrued benefit date.

      High-3           10 Years      15 Years       20 Years      25 Years     30 Years
      Average          Benefit       Benefit        Benefit       Benefit      Benefit
   Compensation        Service       Service        Service       Service      Service
------------------   -----------   ------------   -----------   ----------   -----------
     $ 25,000          $ 6,000       $ 9,000        $ 12,000      $ 15,000     $ 15,000

       50,000           12,000        18,000          24,000        30,000       30,000

       75,000           18,000        27,000          36,000        45,000       45,000

      100,000           24,000        36,000          48,000        60,000       60,000

      125,000           30,000        45,000          60,000        75,000       75,000

      150,000           36,000        54,000          72,000        90,000       90,000

      175,000           42,000        63,000          84,000       105,000      105,000

      200,000           48,000        72,000          96,000       120,000      120,000

      250,000           60,000        90,000         120,000       150,000      150,000

____________________
(1) The maximum amount of annual compensation which can be considered in computing benefits under Section 401(a)(17) of the Code was $160,000 for 1999 and is $170,000 for 2000.

     The following table sets forth the years of credited service (i.e., benefit service) as of September 30, 1999 for each Named Executive Officer.

                                                     Credited Service
                                                  ---------------------
                                                  Years          Months
                                                  -----          ------
               John M. Kish.....................    2              6
               John G. Micenko..................   36              2
               Andrew R. Getsy..................   31              3
               Raymond G. Suchta................   17              3
               Todd L. Cover....................    0              5

Transactions With Certain Related Persons

     The Association's past policy provided that all loans made by the Association to its directors and executive officers ("insiders") be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. The Financial Institutions Recovery, Reform and Enforcement Act of 1989 ("FIRREA"), subjected the Association to the restrictions of Section 22(g) and (h) of the Federal Reserve Act and Regulation O promulgated thereunder. Prior to FIRREA, the Association made loans to executive officers with discounted interest rates. Recent legislation has created an exception to this lending prohibition which allows the Association to extend the same lending terms to insiders as are widely available to all employees within certain limits. In November 1998, the Association revised its policy to allow insiders to be eligible to receive the same discounted interest rate that is available to all employees.

     As of December 31, 1999, the Association has $995,662 of loans to executive officers or directors. With the exception of the loans presented in the table below, all loans to the Association's executive officers and directors were made by the Association in the ordinary course of business, on substantially the same terms, including interest rates and collateral prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present unfavorable features. Set forth below is certain information as of December 31, 1999, with respect to loans made by the Association on preferential terms to executive officers and directors of the Company and their affiliates which in the aggregate exceeded $60,000 at any time since January 1, 1999. At the time of origination of the loans as set forth below, preferential loan rates were available for all full-time employees. The rates on such loans are equal to the Association's cost of funds rounded to the next quarter (but in no event less than 6.25%) and such preferential interest rates remain in effect as long as the employee maintains full-time status.

                                                               Largest          Balance
                                                               Amount            as of       Interest Rate
                                  Date    Maturity Date   Outstanding Since     December     as of December    Type of
Name and Position               of Loan      of Loan       January 1, 1999      31, 1999        31, 1999         Loan
-----------------               -------      -------       ---------------      --------        --------         ----
John M. Kish,                   03/08/99     04/01/14          $160,000       $ 147,868           6.25%        Mortgage
  Chairman of the Board and
  Chief Executive Officer of
  the Company and the
  Association

Darrell J. Hess,                02/09/99     11/01/11          $139,000       $ 133,153           6.25%        Mortgage
  Director of the Company
  and the Association

Todd L. Cover,                  09/16/98     10/01/28          $207,551       $ 202,985           6.25%        Mortgage
  Executive Vice President
  and Chief Operating
  Officer of the Association

Raymond G. Suchta,              01/09/87     06/01/17          $ 91,357       $  81,985           6.50%        Mortgage
  Chief Financial Officer and
  Treasurer of the Company
  and Vice President of the
  Association

Wayne A. Callen,                11/18/86     06/01/17          $104,437       $ 101,208           7.00%        Mortgage
  Vice President of the
  Association

                 PROPOSAL NO. 2:  RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP to be its independent auditors for the 2000 fiscal year, subject to the ratification by stockholders.

     Representatives of KPMG LLP will be present at the Meeting. They will be given an opportunity to make a statement if they so desire to do so and will be available to respond to appropriate questions from stockholders present at the Meeting.

     Unless marked to the contrary, the shares represented by the enclosed proxy will be voted "FOR" ratification of the appointment of KPMG LLP as the independent auditors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                            ADDITIONAL INFORMATION

Stockholder Proposals

     To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 2001, a stockholder proposal must be received by the Secretary of the Company at the address set forth in the Notice of Annual Meeting of Stockholders, not later than November 25, 2000. Any such proposal will be subject to Rule 14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

     The Bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the time originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. In order for the notice of a stockholder proposal for consideration at the Company's 2001 Annual Meeting of Stockholders to be timely, the Company would have to receive such notice no later than January 26, 2001 assuming the 2001 annual meeting is held on April 26, 2001 and that the Company provides at least 100 days notice or public disclosure of the date of the annual meeting. The notice must include the stockholder's name and address, as it appears on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's common stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at the Meeting, you are urged to return your proxy promptly. If you are present at the Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Meeting.

     A copy of the Form 10-K (without exhibits) for the year ended December 31, 1999, as filed with the Securities and Exchange Commission will be furnished without charge to stockholders of record upon written request to Raymond G. Suchta, Chief Financial Officer, GA Financial, Inc., 4750 Clairton Boulevard, Pittsburgh, Pennsylvania 15236.


                              By Order of the Board of Directors


                              /s/ Lawrence A. Michael
                              Lawrence A. Michael
                              Corporate Secretary


Pittsburgh, Pennsylvania
March 24, 2000


     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               REVOCABLE PROXY
                             GA FINANCIAL, INC.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                       ANNUAL MEETING OF SHAREHOLDERS
                               April 26, 2000
                           10:00 a.m. Eastern Time

        The undersigned hereby appoints the official proxy committee of the Board of Directors of GA Financial, Inc. (the "Company"), each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on April 26, 2000, at 10:00 a.m., Eastern Time, at The Bradley House, 5239 Brownsville Road, Pittsburgh, Pennsylvania 15236, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting, as follows:

                                                                  With-  For All
                                                         For      hold   Except
1. The election as directors of all nominees             [ ]       [ ]     [ ]
   listed (except as marked to the contrary below)

   Darrell J. Hess              John M. Kish

   INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

   ___________________________________________________________________________


                                                        For   Against   Abstain
2. The ratification of the appointment of KPMG LLP      [ ]     [ ]       [ ]
   as independent auditors of GA Financial, Inc. for the fiscal year ending December 31, 2000.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please be sure to sign and date
 this Proxy in the box below.        ______________________________
                                                  Date

_________________________________    ______________________________
     Shareholder sign above          Co-holder (if any) sign above

--------------------------------------------------------------------------------

  Detach above card, date, sign and mail in postage paid envelope provided.

                             GA FINANCIAL, INC.

  The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Annual Meeting of Shareholders and of a Proxy Statement dated March 24, 2000 and of the Annual Report to Shareholders.

  Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

          PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
                    IN THE ENCLOSED POSTAGE-PAID ENVELOPE